Exhibit 21

SUBSIDIARIES OF HAMILTON BEACH BRANDS HOLDING COMPANY

The following is a list of active subsidiaries as of the date of the filing with the Securities and Exchange Commission of the Annual Report on Form 10‑K to which this is an Exhibit. Except as noted, all of these subsidiaries are wholly-owned, directly or indirectly.

Name	Incorporation
Altoona Services, Inc.	Pennsylvania
Grupo HB/PS S.A. de C.V.	Mexico
Hamilton Beach Brands (HK) Limited	Hong Kong (PRC)
Hamilton Beach Brands Canada, Inc.	Ontario, Canada
Hamilton Beach Brands Do Brasil Distribuicao de Eletrodomesticos Ltda.	Brazil
Hamilton Beach Brands, Inc.	Delaware
Hamilton Beach Electrical Appliances (Shenzhen) Co., Ltd.	China
Hamilton Beach Health LLC	Delaware
Hamilton Beach, Inc.	Delaware
HBH Acquisition LLC	Delaware
HealthBeacon Limited	Ireland
HealthBeacon US Inc.	Delaware
Weston Brands, LLC	Ohio